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                                                                   EXHIBIT 99.01

August 15, 2002



Dear Shareholders,

Environmental Power Corporation ("POWR") reported that for the six months ended June 30, 2002 ("2002'), power generation revenues were $26,090,461 and net income was $24,141 or 0 cents per share. For the corresponding six months ended June 30, 2001 ("2001"), power generation revenues were $25,579,769 and net income was $770,466, or 7 cents per share. The average outstanding shares used to determine basic earnings per share were 20,144,423 shares in 2002 versus 11,406,783 shares in 2001.

Shareholders should bear in mind that the 2nd Quarter traditionally is the period in which we shut down for annual maintenance and incur losses for the period. POWR reported that for the three months ended June 30, 2002 ("2002'), power generation revenues were $11,977,205 and we incurred a net loss of ($1,742,509) or 9 cents per share. For the corresponding three months ended June 30, 2001 ("2001"), power generation revenues were $12,096,878 with a net loss of ($217,471) or 2 cents per share. The average outstanding shares used to determine basic earnings per share were 20,038,591 shares in 2002 versus 11,406,783 shares in 2001.

When reviewing the "numbers", it is critical to separate the results our two business segments - Scrubgrass Generating Facility ("Scrubgrass") and Microgy Cogeneration Systems, Inc. ("Microgy") - in order to gain a clearer picture of our true financial performance. Scrubgrass, the 83MW waste coal fired generating facility in which we own a 22-year leasehold interest, is a profitable, established business. Microgy, our new anaerobic digestion enterprise that we expect will profitably produce renewable energy from extracted methane gas found in animal wastes, is a development stage business with an estimated target market of approximately $14 billion, with an initial target market of $7 billion. Basically, nearly all of our profits and cash flow from Scrubgrass are being used to build Microgy. Although, in the short run our profits are depressed when compared to the prior year, we believe that this is reflecting an investment in the future which will greatly increase shareholder value in the long term.

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When looking at our business segments before consolidation, Scrubgrass generated revenues of $26,090,461 for the six months ended June 30, 2002 as compared to $25,579,769 for the comparable period in 2001. Scrubgrass had strong net income before consolidation of $1,137,708 for the six-month period ended June 30, 2002 as compared to $110,392 for the comparable period in 2001. Additionally, Scrubgrass provided gross cash flows to us of $3,776,536 for the six-month period ending June 30, 2002 as compared to $610,232 for the comparable period in 2001. Both low interest rates and the solid operating performance of the plant drove these strong results. Scrubgrass's performance for the most recent quarter was similarly impressive.

As previously mentioned, Microgy is a development stage business and EPC's general and administrative expenses for the combination of our corporate overhead and Microgy expansion costs were $1,718,505 as compared to $707,877 for the comparable six month periods in 2002 and 2001. The 2001 period did not include Microgy costs.

As reiterated many times to shareholders, we see great potential in the generation of electricity from agricultural wastes and, in accordance with our business plan, are making large investments of both our human capital and our financial resources to bring that potential to economic reality. Despite very difficult energy and capital markets and a hostile business environment, much has been realized. First, we have succeeded in executing a very important long-term power contract in Wisconsin, one of our strategic markets, and are in active negotiations for others. Further, we have signed 6 Wisconsin farms to conditional letters of intent and have begun engineering. We are confident that other farms will follow. We have also tightened up our construction estimates and have made considerable progress toward arrangements with important construction contractors, who will build the facilities at these farms and others. Finally, we are working very actively to finance this multi-farm Wisconsin project and are encouraged, despite a very difficult project finance environment.

Concurrently, we have strengthened our corporate staff and leadership. Most importantly, the shareholders in July elected three very capable new directors along with highly valued incumbent directors to our Board. We have only 2 of 8 directors who are members of management and, of

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the 6 outside directors, one is former CEO of a major utility, another is recently a California utility commissioner, two are former presidents of major lending institutions, another is the former Undersecretary of the United States Department of Agriculture and the final outside director is currently the Chairman of the largest dairy coop in America. These are not only prestigious individuals but experienced experts with skills and resources in areas critical to POWR's success.

We have also built key staff with the addition of Ed Chapman, Senior Vice President, formerly head of tax exempt project finance at Goldman Sachs; Jeff Macartney, CFO, who formerly served at Pitney Bowes and Wally Long, Vice President, formerly of R.W. Beck. These men greatly strengthen our capability in key disciplines and, along with others to come, will constitute the core from which our business can expand rapidly to meet the demands of our markets.

We believe that our successes to date and to follow are and will continue to be largely attributable to our business focus: "Doing Well by Doing Good." In this environment, it helps us overcome the general distrust in the business community and may even encourage better transaction terms because we do "good" in the regions where our business partners live and work.

At POWR, we believe deeply in the free enterprise system and the ability and efficiency of profit driven, private sector businesses to serve the demand for a better environment. POWR is at the confluence of the markets for two major environmental solutions: waste management at concentrated animal farms and clean air from renewable energy. Both of these markets have exceptional potential for growth and both, to date, mostly have been the province of marginal, experimental, government subsidized solutions. We believe that our anaerobic digestion electricity product will be competitive with all other sources of electric generation, not just subsidized renewables. We believe that our agricultural waste solutions will be profitable to farmers rather than alternative solutions which are costly, even if government assisted. We believe that the free enterprise system will work here and that we can grow dramatically and profitably from it.

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"Doing Well by Doing Good" is our mantra and we believe it will be the focus of many businesses of the 21st Century. As a result of huge pressure on businesses and their leaders to act responsibly, as well as rampant demand for solutions to social problems that go beyond providing goods and services to individuals and institutions, we believe we should and will see free enterprise turn toward these "opportunities". The profit motive is a powerful one and new dynamic markets are profits' seminal source. Add the desire and need for business to re-establish its reputation and rightful role of leadership in our society and you have the recipe for a new, 21st century business paradigm. Little EPC believes it has found its place in this movement and can and will lead in its market sectors, which the Company believes to have the potential to be approximately $14 billion, with an initial target market of $7 billion.

Please keep an eye on our website and watch for our new releases. We remain committed to providing our investors with timely, appropriate information about our Company and its progress. Also, feel free to contact us ad we will make every effort to respond to your questions and inquiries `subject to securities law restrictions."

Sincerely,

/s/ Donald A. Livingston                      /s/ Joseph E. Cresci

Donald A. Livingston, President               Joseph E. Cresci, Chairman and CEO